EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION EXPANDS PRODUCT OFFERING WITH

ACQUISITION OF SMARTLAB TOYS

TULSA, OK, October 26, 2022—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books for children, today reports acquisition of SmartLab Toys, a creator of S.T.E.A.M. toys and games that focus on hands-on, educational experiences to encourage kids to develop skills in the core disciplines of Science, Technology, Engineering, Arts, and Math.

SmartLab Toys sells their products in the US and internationally through established local retailers and national distributors. SmartLab Toys net sales averaged approximately $6.5 million for the past two years. The acquisition of SmartLab Toys is expected to be completed during the Company’s fiscal third quarter and the Company expects to begin selling SmartLab Toys products through the Company’s UBAM and Publishing sales channels in January 2023.

“We are pleased to announce that we have purchased SmartLab Toys from Quarto Publishing Group and retained key members of their production and development team,” stated Craig White, President and Chief Executive Officer. “SmartLab Toys has five primary product lines and is known for creating top quality S.T.E.A.M. and S.T.E.M. products for the past 18 years. SmartLab Toys is well aligned with our mission of expanding children’s literacy and offering educational products that inspire young minds. We expect to introduce a select group of SmartLab Toys’ products in January and will expand on this initial release with additional products throughout next year.”

Alison Goff, Executive Director and Group CEO of Quarto Group commented, “Quarto purchased SmartLab Toys as part of the becker&mayer! publisher acquisition in 2016. We are pleased that the SmartLab Toys business, which falls outside of our core book publishing focus, has found a new home with Educational Development Corporation. We look forward to the continued success of SmartLab Toys under its new ownership with expanded sales distribution.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States Multi-Level Marketing distributor of Usborne Publishing Limited (“Usborne”) children’s books and the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains almost 2,000 titles, with new additions semi-annually. Products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

About SmartLab Toys

SmartLab Toys, Inc., formerly an imprint of Quarto Publishing Group USA, Inc. (“Quarto”). SmartLab Toys’ products include “Squishy Human Body” and other “Squishy” products, “Tiny Baking” and other products in their “Tiny” series, “Organic Science Lab” and other “Lab” products, “Smart Circuits: Electronic Lab” and related electronic “circuit” products, along with several other toys and products aimed at “making science fun!”. Since 2004, SmartLab Toys’ S.T.E.A.M. products have earned more than 50 of the toy industry’s most prestigious awards including multiple Oppenheim Platinum awards and Good Housekeeping Best Toy awards. For more information on the company, please visit www.smartlabtoys.com.

Contact

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

About Quarto Publishing Group, USA, Inc. (Quarto)

The Quarto Group (LSE: QRT) creates a wide variety of books and intellectual property products, with a mission to inspire life's experiences. Produced in many formats for adults, children and the whole family, our products are visually appealing, information rich and stimulating. The Group encompasses a diverse portfolio of imprints and businesses that are creatively independent and expert in developing long-lasting content across specific niches of interest. Quarto sells and distributes its products globally in over 50 countries and 40 languages, through a variety of sales channels, partnerships and routes to market. Quarto employs c.300 talented people in the US and the UK. The group was founded in London in 1976. It is domiciled in the US and listed on the London Stock Exchange. For more information, visit www.quarto.com or follow us on Twitter at @TheQuartoGroup.

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2022, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2022 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.